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                                                               Exhibit 99.2(vii)
[KPMG Letterhead]
401 South Tryon Street
Suite 2300
Charlotte, NC 28202-1911



                         Independent Accountants' Report



The Board of Directors
First Union National Bank:

We have examined management's assertion, included in the accompanying management assertion, that First Union National Bank (the Bank) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's
(MBA) Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans, as of and for the year ended December 31, 1999. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the applicable minimum servicing standards.

In our opinion, management's assertion that the Bank has complied in all material respects with the aforementioned applicable minimum servicing standards as of and for the year ended December 31, 1999 is fairly stated, in all material respects.

                                          KPMG LLP


February 4, 2000



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[First Union National Bank Letterhead]
NC 1075
Structured Products Servicing
8739 Research Drive, URP4
Charlotte, NC 28288-1075




                             MANAGEMENT'S ASSERTION



As of and for the year ended December 31, 1999, First Union National Bank (the
Bank) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans. As of and for the same period, the Bank had in effect fidelity bond and errors and omissions policies in the amount of $200 million and $20 million, respectively.



                                                                February 4, 2000
                                                                ----------------
            /s/ John M. Church                                          Date
      ------------------------------------
            John M. Church
Managing Director/Senior Vice President
       First Union National Bank

                                                                February 4, 2000
                                                                ----------------
            /s/ Timothy S. Ryan                                         Date
      ------------------------------------
            Timothy S. Ryan
        Director/Vice President
       First Union National Bank


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                    [Letterhead of The Chase Manhattan Bank]







                                          March 29, 2000



VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC

      Re:   Chase Commercial Mortgage Securities Corp.
            Commercial Mortgage Pass-Through Certificates


Ladies and Gentlemen:

      I am sending for filing on behalf of the above-referenced issuer and in connection with the above-referenced securities an Annual Report on Form 10-K for the year ended December 31, 1999.

      Please confirm your receipt of such transmittal.

                                          Very truly yours,

                                          /s/ Scott R. Hendry
                                          -----------------------
                                          Scott R. Hendry